Exhibit 99.1
1 Fountain Square
Chattanooga, TN 37402
www.unum.com

FOR IMMEDIATE RELEASE

news	Contacts
	INVESTORS	Tom White	423 294 8996

	MEDIA	Jim Sabourin	423 294 6300

Unum Group Reports Fourth Quarter 2018 Results

CHATTANOOGA, Tenn. (February 5, 2019) - Unum Group (NYSE: UNM) today reported net income of $249.1 million ($1.15 per diluted common share) for the fourth quarter of 2018, compared to net income of $266.9 million ($1.19 per diluted common share) for the fourth quarter of 2017.
Included in net income for the fourth quarter of 2018 is a net after-tax realized investment loss of $32.6 million ($0.15 per diluted common share) on the Company’s investment portfolio. Excluding the net after-tax realized investment loss, after-tax adjusted operating income was $281.7 million ($1.30 per diluted common share) in the fourth quarter of 2018. Net income, for the fourth quarter of 2017, included a net after-tax realized investment gain of $7.2 million ($0.03 per diluted common share) and the impacts from tax reform, which resulted in the revaluation of our net deferred tax liabilities at the newly enacted rate of 21 percent generating a tax benefit of $97.9 million ($0.44 per diluted common share), and the one-time tax on undistributed and previously untaxed foreign earnings and profits resulting in a tax expense of $66.4 million ($0.30 per diluted common share). Net income, for the fourth quarter of 2017, also included a net loss related to the settlement of a third party review conducted on behalf of a number of state treasurers concerning unclaimed death benefits of $25.4 million ($0.11 per diluted common share). Excluding the net after-tax realized investment gain, the impacts from tax reform, and the reserves established for unclaimed death benefits, after-tax adjusted operating income was $253.6 million ($1.13 per diluted common share) in the fourth quarter of 2017.
“Our fourth quarter results again reflected the positive trends in our core businesses with good premium growth and stable benefits experience. These trends continue to produce solid margins and strong cash flow," said Richard P. McKenney, president and chief executive officer.
“This operating performance reflects the disciplined execution of our plans and the strategic positioning we enjoy in our markets. I continue to be proud of the efforts of our employees as we provide important protections and services to our customers and their families."

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

RESULTS BY SEGMENT
We measure and analyze our segment performance on the basis of "adjusted operating income" or "adjusted operating loss", which differ from income before income tax as presented in our consolidated statements of income due to the exclusion of net realized investment gains and losses and certain other items. In the fourth quarter of 2017, adjusted operating income also excluded the before-tax unclaimed death benefits reserve increase of $39.0 million for which $18.5 million was included in Unum US group life, $8.1 million was included in Unum US voluntary life, and $12.4 million was included in Colonial Life voluntary life. These performance measures are in accordance with GAAP guidance for segment reporting, but they should not be viewed as a substitute for income before income tax or net income.
Unum US Segment
Unum US reported adjusted operating income of $248.7 million in the fourth quarter of 2018, a decrease of 5.9 percent compared to adjusted operating income of $264.2 million in the fourth quarter of 2017. Included in adjusted operating income for the fourth quarter of 2017 is a reserve release of $19.5 million in the individual disability product line resulting from our annual review of reserve adequacy, which reflects the recognition of updated morbidity assumptions in our disabled life reserves. Premium income for the segment increased 5.2 percent to $1,435.1 million in the fourth quarter of 2018, compared to premium income of $1,364.5 million in the fourth quarter of 2017. Net investment income for the segment declined 7.1 percent to $187.7 million in the fourth quarter of 2018, compared to $202.1 million in the fourth quarter of 2017.
Within the Unum US operating segment, the group disability line of business reported a 6.9 percent decline in adjusted operating income to $80.7 million in the fourth quarter of 2018, compared to $86.7 million in the fourth quarter of 2017. Premium income in group disability increased 2.9 percent to $622.1 million in the fourth quarter of 2018, compared to $604.8 million in the fourth quarter of 2017, with growth in the in-force block of business resulting from improved persistency. Net investment income declined by 9.3 percent to $102.7 million in the fourth quarter of 2018, compared to $113.2 million in the fourth quarter of 2017, due to a lower portfolio yield, a decrease in the level of invested assets, and a decline in miscellaneous investment income. The benefit ratio for the fourth quarter of 2018 was 76.2 percent, compared to 76.3 percent in the fourth quarter of 2017, reflecting higher recoveries in the long-term disability line of business. Group long-term disability sales were $147.3 million in the fourth quarter of 2018, an increase of 16.7 percent from $126.2 million in the fourth quarter of 2017. Group short-term disability sales were $80.9 million in the fourth quarter of 2018, a decrease of 17.0 percent from $97.5 million in the fourth quarter of 2017. Persistency in the group long-term disability line of business was 90.9 percent for full year 2018, compared to 89.9 percent for full year 2017. Persistency in the group short-term disability line of business was 87.2 percent for full year 2018, compared to 86.6 percent for full year 2017.
The group life and accidental death and dismemberment line of business reported adjusted operating income of $64.3 million in the fourth quarter of 2018, an increase of 12.8 percent compared to adjusted operating income of $57.0 million in the fourth quarter of 2017. Premium income for this line of business

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	2

increased 7.6 percent to $433.5 million in the fourth quarter of 2018, compared to $402.8 million in the fourth quarter of 2017, primarily due to favorable persistency and strong prior period sales. Net investment income declined 4.0 percent to $26.1 million in the fourth quarter of 2018, compared to $27.2 million in the fourth quarter of 2017, primarily due to a decline in yield on invested assets which was partially offset by an increase in the level of invested assets. The benefit ratio in the fourth quarter of 2018 was 71.6 percent, compared to the benefit ratio of 71.3 percent, excluding the unclaimed death benefits reserve increase, for the fourth quarter of 2017, reflecting higher incidence in the group life product line. Sales of group life and accidental death and dismemberment products decreased 13.9 percent in the fourth quarter of 2018 to $153.9 million, compared to $178.7 million in the fourth quarter of 2017. Persistency in the group life line of business was 91.2 percent for full year 2018, compared to 88.0 percent for full year 2017.
The supplemental and voluntary line of business reported a decrease of 13.9 percent in adjusted operating income to $103.7 million in the fourth quarter of 2018, compared to adjusted operating income of $120.5 million in the fourth quarter of 2017, which includes the $19.5 million reserve release in the individual disability product line. Premium income for supplemental and voluntary increased 6.3 percent to $379.5 million in the fourth quarter of 2018, compared to $356.9 million in the fourth quarter of 2017. This increase was primarily driven by higher sales, including growth in the dental and vision product line where we continue to expand its distribution. Net investment income decreased 4.5 percent to $58.9 million in the fourth quarter of 2018, compared to $61.7 million in the fourth quarter of 2017, primarily due to a lower portfolio yield and lower miscellaneous investment income, partially offset by an increase in invested assets. The benefit ratio for the individual disability product line was 51.2 percent for the fourth quarter of 2018, compared to 34.4 percent for the fourth quarter of 2017, which includes the $19.5 million reserve release. The benefit ratio for voluntary benefits was 43.6 percent in the fourth quarter of 2018, compared to a benefit ratio of 44.8 percent, excluding the unclaimed death benefits reserve increase, in the fourth quarter of 2017, primarily due to favorable experience in our disability and accident lines of business. The benefit ratio for dental and vision was 67.3 percent for the fourth quarter of 2018, compared to 64.6 percent for the fourth quarter of 2017. Although the benefit ratio for dental and vision was less favorable compared to the fourth quarter of 2017, it was in line with our expectations. Relative to the fourth quarter of 2017, sales in the individual disability line of business increased 14.7 percent in the fourth quarter of 2018 to $20.3 million. Sales in the voluntary benefits line of business increased 6.5 percent in the fourth quarter of 2018 to $54.1 million. Sales in the dental and vision line totaled $33.1 million for the fourth quarter of 2018, an increase of 33.5 percent compared to the fourth quarter of 2017. Persistency in the individual disability product line was 90.3 percent for full year 2018, compared to 91.0 percent for full year 2017. Persistency in the voluntary benefits product line was 75.9 percent for full year 2018, compared to 77.5 percent for full year 2017. Persistency in the dental and vision product line was 84.5 percent for full year 2018 compared to 85.4 percent for 2017.
Unum International Segment
In connection with our acquisition of Pramerica Zycie TUiR S.A., (which we subsequently renamed Unum Zycie TUiR S.A. and refer to as Unum Poland) in the fourth quarter of 2018, we changed the name of our

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	3

Unum UK segment to Unum International. The Unum International segment is now comprised of our operations in the United Kingdom (the Unum UK line of business) and Poland (the newly acquired Unum Poland line of business). Unum Poland’s results are included within the supplemental product line of the Unum International segment.
The Unum International segment reported adjusted operating income of $30.4 million in the fourth quarter of 2018, an increase of 2.4 percent from $29.7 million in the fourth quarter of 2017.
Premium income increased by 14.2 percent to $152.3 million in the fourth quarter of 2018, compared to $133.4 million in the fourth quarter of 2017, primarily due to the addition of Unum Poland in the fourth quarter of 2018. Net investment income was $31.1 million in the fourth quarter of 2018, compared to $31.9 million in the fourth quarter of 2017.
Sales increased by 0.8 percent to $24.7 million in the fourth quarter of 2018, compared to $24.5 million in the fourth quarter of 2017.
The Unum UK line of business reported adjusted operating income, in local currency, of £22.2 million in the fourth quarter of 2018, a decrease of 0.9 percent from £22.4 million in the fourth quarter of 2017. Premium income was £104.9 million in the fourth quarter of 2018, an increase of 4.4 percent from £100.5 million in the fourth quarter of 2017, driven by favorable persistency and rate increases in group long-term disability. Net investment income was £22.9 million in the fourth quarter of 2018, a decrease of 5.0 percent from £24.1 million in the fourth quarter of 2017, due to a lower yield on fixed-rate bonds and lower income from inflation-linked bonds, partially offset by growth in the level of invested assets. The benefit ratio in the fourth quarter of 2018 was 74.6 percent, compared to 75.8 percent in the fourth quarter of 2017, reflecting favorable benefits experience in the supplemental and group long-term disability product lines. Sales decreased by 9.8 percent to £16.6 million compared to £18.4 million in the fourth quarter of 2017. Persistency in the group long-term disability line of business was 87.8 percent for full year 2018, compared to 87.4 percent for full year 2017. Persistency in the group life line of business was 88.5 percent for full year 2018, compared to 84.1 percent for full year 2017. Persistency in the supplemental line of business was 93.1 percent for full year 2018 compared to 91.0 percent for full year 2017.
Colonial Life Segment
Colonial Life reported an 8.0 percent increase in adjusted operating income to $85.4 million in the fourth quarter of 2018, compared to adjusted operating income of $79.1 million in the fourth quarter of 2017.
Premium income for the fourth quarter of 2018 increased 7.3 percent to $410.1 million, compared to $382.1 million in the fourth quarter of 2017, primarily driven by sales growth which offset a lower level of persistency. Net investment income totaled $37.0 million in the fourth quarter of 2018, compared to $37.1 million in the fourth quarter of 2017, primarily driven by a lower portfolio yield on invested assets and lower miscellaneous investment income, partially offset by an increase in the level of invested assets. The benefit ratio in the fourth quarter of 2018 was 51.6 percent, which was in line with the benefit ratio, excluding the

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	4

unclaimed death benefits reserve increase, in the fourth quarter of 2017, with favorable experience in the life line of business offset by unfavorable experience ratio in the cancer and critical illness lines of business.
Sales increased 2.3 percent to $204.4 million in the fourth quarter of 2018 from $199.8 million in the fourth quarter of 2017, driven by increased sales in the core commercial market segment. Persistency in Colonial Life was 78.1 percent for full year 2018 and 78.9 percent for full year 2017.
Closed Block Segment
The Closed Block segment reported adjusted operating income of $34.8 million in the fourth quarter of 2018, compared to $33.1 million in the fourth quarter of 2017.
Premium income for this segment declined 4.5 percent in the fourth quarter of 2018 compared to the fourth quarter of 2017, primarily due to expected policy terminations and maturities for the individual disability line of business which was partially offset by a slight increase in premium income for the long-term care line of business resulting from premium rate increases on certain in-force policies. Net investment income increased 1.3 percent to $345.8 million in the fourth quarter of 2018, compared to $341.5 million in the fourth quarter of 2017, primarily driven by an increase in the level of invested assets and higher miscellaneous investment income, which was partially offset by a lower portfolio yield on invested assets. The interest adjusted loss ratio for the individual disability line of business was 81.2 percent in the fourth quarter of 2018, which was consistent with the fourth quarter of 2017. The interest adjusted loss ratio for the long-term care line of business was 83.2 percent in the fourth quarter of 2018 and is not comparable to 93.1 percent in the fourth quarter of 2017 due to the update in our reserve assumptions in the third quarter of 2018, but was generally consistent with our expectations in the second half of 2018, with an interest-adjusted loss ratio of 85.4 percent.
Corporate Segment
The Corporate segment reported an adjusted operating loss of $48.2 million for the fourth quarter of 2018, compared to an adjusted operating loss of $33.2 million in the fourth quarter of 2017, primarily driven by higher expenses.
OTHER INFORMATION
Shares Outstanding
The Company’s weighted average number of shares outstanding, assuming dilution, was 217.4 million for the fourth quarter of 2018, compared to 224.8 million for the fourth quarter of 2017. Shares outstanding totaled 214.6 million at December 31, 2018. During the fourth quarter of 2018, the Company repurchased approximately 4.3 million shares at a cost of approximately $150 million.
Capital Management
At December 31, 2018, the weighted average risk-based capital ratio for the Company’s traditional U.S. insurance companies was approximately 370 percent and cash and marketable securities in the holding companies equaled $602 million.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	5

Book Value
Book value per common share as of December 31, 2018 was $40.19, compared to $43.02 at December 31, 2017.
Outlook
The Company expects after-tax adjusted operating income growth per share for full-year 2019 to be within the range of 4 percent to 7 percent.
NON-GAAP FINANCIAL MEASURES
We analyze our performance using non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP financial measure of "after-tax adjusted operating income" differs from net income as presented in our consolidated operating results and income statements prepared in accordance with GAAP due to the exclusion of net realized investment gains and losses and certain other items as specified in the reconciliations in the Financial Highlights section below. We believe after-tax adjusted operating income is a better performance measure and better indicator of the profitability and underlying trends in our business.
Realized investment gains or losses depend on market conditions and do not necessarily relate to decisions regarding the underlying business of our segments.  Our investment focus is on investment income to support our insurance liabilities as opposed to the generation of realized investment gains or losses.  Although we may experience realized investment gains or losses which will affect future earnings levels, a long-term focus is necessary to maintain profitability over the life of the business since our underlying business is long-term in nature, and we need to earn the interest rates assumed in calculating our liabilities.
We may at other times exclude certain other items from our discussion of financial ratios and metrics in order to enhance the understanding and comparability of our operational performance and the underlying fundamentals. We exclude these items as we believe them to be infrequent or unusual in nature, but this exclusion is not an indication that similar items may not recur and does not replace net income or net loss as a measure of our overall profitability.
Information reconciling the Company’s outlook on after-tax adjusted operating income growth per share to the comparable GAAP financial measure is not provided. The only amounts excluded from after-tax adjusted operating income are those described in the preceding paragraphs. The Company is unable to predict with reasonable certainty realized investment gains and losses, which are affected by overall market conditions and also by factors such as an economic or political change in the country of the issuer, a regulatory change pertaining to the issuer’s industry, a significant improvement or deterioration in the cash flows of the issuer, unforeseen accounting irregularities or fraud committed by an issuer, movement in credit spreads, ratings upgrades or downgrades, a change in the issuer’s marketplace or business prospects, or any other event that significantly affects the issuers of the fixed maturity securities which the Company holds in its investment portfolio.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	6

CONFERENCE CALL INFORMATION
Members of Unum Group senior management will host a conference call on Wednesday, February 6, at 8:00 a.m. (Eastern Time) to discuss the results of operations for the fourth quarter. Topics may include forward-looking information, such as the Company’s outlook on future results, trends in operations, and other material information.
The dial-in number for the conference call is (888) 394-8218 for U.S. and Canada (pass code 7052176). For international, the dial-in number is (323) 794-2588 (pass code 7052176). A live webcast of the call will also be available at www.investors.unum.com in a listen-only mode. It is recommended that webcast viewers access the “Investors” section of the Company’s website and opt-in to the webcast approximately 5-10 minutes prior to the start of the call. The Company will maintain a replay of the call on its website. A replay of the call will also be available through Wednesday, February 13, by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (International) - pass code 7052176.
    In conjunction with today’s earnings announcement, the Company’s Statistical Supplement for the fourth quarter of 2018 is available on the “Investors” section of the Company’s website.
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ABOUT UNUM GROUP
Unum (www.unum.com) is one of the leading providers of employee benefits products and services and the largest provider of disability insurance products in the United States and the United Kingdom.
SAFE HARBOR STATEMENT
Certain information in this news release constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those not based on historical information, but rather relate to our outlook, future operations, strategies, financial results, or other developments and speak only as of the date made. These forward-looking statements, including statements about anticipated growth in after-tax adjusted operating income per share, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) sustained periods of low interest rates; (2) fluctuation in insurance reserve liabilities and claim payments due to changes in claim incidence, recovery rates, mortality and morbidity rates, and policy benefit offsets due to, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, the effectiveness of our claims operational processes, and changes in government programs; (3) unfavorable economic or business conditions, both domestic and foreign that may result in decreases in sales, premiums, or persistency, as well as unfavorable claims activity; (4) changes in or interpretations of laws and regulations, including tax laws and regulations; (5) investment results, including, but not limited to, changes in interest rates, defaults, changes in credit spreads, impairments, and the lack of appropriate investments in the market which can be acquired to match our liabilities; (6) a cyber attack or other security breach could result in the unauthorized acquisition of confidential data; (7) the failure of our business recovery and incident management processes to resume our business operations in the event of a natural catastrophe, cyber attack, or other event; (8) execution risk related to our technology needs; (9) increased competition from other insurers and financial services companies due to industry consolidation,

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	7

new entrants to our markets, or other factors; (10) changes in our financial strength and credit ratings; (11) damage to our reputation due to, among other factors, regulatory investigations, legal proceedings, external events, and/or inadequate or failed internal controls and procedures; (12) actual experience in the broad array of our products that deviates from our assumptions used in pricing, underwriting, and reserving; (13) changes in accounting standards, practices, or policies; (14) effectiveness of our risk management program; (15) contingencies and the level and results of litigation; (16) availability of reinsurance in the market and the ability of our reinsurers to meet their obligations to us; (17) ineffectiveness of our derivatives hedging programs due to changes in the economic environment, counterparty risk, ratings downgrades, capital market volatility, changes in interest rates, and/or regulation; (18) fluctuation in foreign currency exchange rates; (19) ability to generate sufficient internal liquidity and/or obtain external financing; (20) recoverability and/or realization of the carrying value of our intangible assets, long-lived assets, and deferred tax assets; and (21) terrorism, both within the U.S. and abroad, ongoing military actions, and heightened security measures in response to these types of threats.
For further discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part 1, Item 1A “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2017 and our subsequent quarterly reports on Form 10-Q. The forward-looking statements in this news release are being made as of the date of this news release, and we expressly disclaim any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	8

Unum Group
FINANCIAL HIGHLIGHTS
(Unaudited)

($ in millions, except share data)
	Three Months Ended December 31		Year Ended December 31
	2018	2017	2018	2017
Revenue
Premium Income	$2,263.3	$2,158.4	$8,986.1	$8,597.1
Net Investment Income	608.6	619.8	2,453.7	2,451.7
Net Realized Investment Gain (Loss)	(41.4)	11.4	(39.5)	40.3
Other Income	50.3	49.6	198.2	197.7
Total Revenue	2,880.8	2,839.2	11,598.5	11,286.8

Benefits and Expenses
Benefits and Change in Reserves for Future Benefits	1,829.5	1,789.1	8,020.4	7,055.7
Commissions	275.8	266.9	1,108.4	1,060.8
Interest and Debt Expense	42.0	40.1	167.3	159.9
Deferral of Acquisition Costs	(166.2)	(157.9)	(668.0)	(628.0)
Amortization of Deferred Acquisition Costs	136.9	123.6	565.5	527.1
Other Expenses	453.1	432.1	1,777.1	1,707.3
Total Benefits and Expenses	2,571.1	2,493.9	10,970.7	9,882.8

Income Before Income Tax	309.7	345.3	627.8	1,404.0
Income Tax	60.6	78.4	104.4	409.8

Net Income	$249.1	$266.9	$523.4	$994.2

PER SHARE INFORMATION

Net Income Per Common Share
Basic	$1.15	$1.19	$2.38	$4.39
Assuming Dilution	$1.15	$1.19	$2.38	$4.37

Weighted Average Common Shares - Basic (000s)	217,049.3	223,872.5	219,635.6	226,492.4
Weighted Average Common Shares - Assuming Dilution (000s)	217,441.5	224,828.6	220,058.6	227,335.2
Outstanding Shares - (000s)			214,553.0	222,547.1

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	9

Reconciliation of Non-GAAP Financial Measures

($ in millions, except share data)
	Three Months Ended December 31
	2018		2017
		per share*		per share*
Net Income	$249.1	$1.15	$266.9	$1.19
Excluding:
Net Realized Investment Gain (Loss) (net of tax expense (benefit) of $(8.8); $4.2)	(32.6)	(0.15)	7.2	0.03
Unclaimed Death Benefits Reserve Increase (net of tax benefit of $-; $13.6)	—	—	(25.4)	(0.11)
Net Tax Benefit from Impacts of TCJA	—	—	31.5	0.14
After-tax Adjusted Operating Income	$281.7	$1.30	$253.6	$1.13

	Year Ended December 31
	2018		2017
		per share*		per share*
Net Income	$523.4	$2.38	$994.2	$4.37
Excluding:
Net Realized Investment Gain (Loss) (net of tax expense (benefit) of $(11.0); $15.0)	(28.5)	(0.12)	25.3	0.11
Loss from Guaranty Fund Assessment (net of tax benefit of $-; $7.2)	—	—	(13.4)	(0.06)
Unclaimed Death Benefits Reserve Increase (net of tax benefit of $-; $13.6)	—	—	(25.4)	(0.11)
Net Tax Benefit from Impacts of TCJA	—	—	31.5	0.14
Long-term Care Reserve Increase (net of tax benefit of $157.7; $-)	(593.1)	(2.70)	—	—
After-tax Adjusted Operating Income	$1,145.0	$5.20	$976.2	$4.29

* Assuming Dilution

	December 31
	2018		2017
		per share		per share
Total Stockholders' Equity (Book Value)	$8,621.8	$40.19	$9,574.9	$43.02
Excluding:
Net Unrealized Gain (Loss) on Securities	(312.4)	(1.46)	607.8	2.73
Net Gain on Hedges	250.6	1.17	282.3	1.27
Subtotal	8,683.6	40.48	8,684.8	39.02
Excluding:
Foreign Currency Translation Adjustment	(305.2)	(1.42)	(254.5)	(1.15)
Subtotal	8,988.8	41.90	8,939.3	40.17
Excluding:
Unrecognized Pension and Postretirement Benefit Costs	(447.2)	(2.08)	(508.1)	(2.28)
Total Stockholders' Equity, Excluding Accumulated Other Comprehensive Income (Loss)	$9,436.0	$43.98	$9,447.4	$42.45

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	10